EXHIBIT 21

                              List of Subsidiaries





                                                    JURISDICTION      PERCENT
                                                         OF             OF
           NAME OF CORPORATION                      INCORPORATION    OWNERSHIP
------------------------------------------------    -------------    ---------

Winnebago Industries, Inc.                              Iowa          Parent
Winnebago International Corporation                     Iowa           100%
Winnebago Health Care Management Company                Iowa           100%
Winnebago Acceptance Corporation                        Iowa           100%
Winnebago R.V., Inc.                                  Delaware         100%
Cycle-Sat, Inc.                                         Iowa            80%